UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2015

Eagle Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36306	20-8179278
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

50 Tice Boulevard, Suite 315 Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 326-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Equity Incentive Plan

Eagle Pharmaceuticals, Inc., or the Company, held its annual meeting of stockholders on August 4, 2015, at which the stockholders approved an amendment to the Eagle Pharmaceuticals, Inc. 2014 Equity Incentive Plan, which is referred to below as the Plan, to, among other things, (i) increase the number of shares of our common stock authorized for issuance thereunder by 500,000 shares, (ii) increase the annual automatic share reserve increase under the Plan from 4% to 6%, (iii) revise the timing of the annual automatic share reserve increase to align with the change to our fiscal year end, and (iv) approve the award limits and other terms applicable to awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as described in our definitive proxy statement for the annual meeting filed with the Securities and Exchange Commission on June 25, 2015, which is referred to below as the Proxy Statement.

The Company’s board of directors originally adopted the Plan on November 21, 2013 and the Company’s stockholders originally approved the Plan on January 26, 2014.  On June 23, 2015, the board of directors approved the amendment to the Plan, subject to approval at the annual meeting by the Company’s stockholders.

A summary of the Plan is set forth in our Proxy Statement.  That summary and the foregoing description of the amendment to the Plan is qualified in its entirety by reference to the complete text of the Plan, as amended, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Adoption of Severance Plan

On August 4, 2015, the Company’s board of directors and compensation committee approved and adopted the Eagle Pharmaceuticals, Inc. Officer Severance Benefit Plan, or the Severance Plan.

Pursuant to the terms of the Severance Plan, certain Eligible Officers (as defined in the Severance Plan) that are subject to a termination without Cause (as defined in the Severance Plan) will be entitled to an amount equal to such officer’s then-current monthly Base Salary (as defined in the Severance Plan) payable for a period of six (6) or three (3) months, which such period shall be determined on a case-by-case basis.  In addition, (i) all Eligible Officers will be entitled to a pro-rata portion of such officer’s annual bonus for the performance period in which the termination occurs, payable in equal installments in accordance with the Company’s regular payroll procedures, (ii) certain Eligible Officers will be entitled to outplacement counseling and training services in an amount not to exceed $15,000 and (iii) certain Eligible Officers will be entitled to payment of the employer-portion of medical and dental insurance coverage for a period of six (6) months.  One of the Company’s named executive officers, Steven L. Krill, Ph.D., will participate in the Severance Plan and will be entitled to severance payments for a period of six (6) months, as well as the outplacement services and insurance payments described above.

In connection with participation in the Severance Plan, each Eligible Officer will sign a non-competition agreement and a waiver and release of claims in favor of the Company.

The foregoing summary of the Severance Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the terms and conditions of the Severance Plan, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Cash Bonus Payment to Adrian Hepner

On August 4, 2015, the Company’s compensation committee approved a one-time $25,000 cash bonus to Adrian Hepner, the Company’s Executive Vice President, Clinical Research, Medical & Regulatory Affairs.  Payment of the bonus is contingent upon initiation of a clinical study for exertional heat stroke.

Item 5.07                                           Submission of Matters to a Vote of Security Holders.

At the Company’s annual meeting of stockholders on August 4, 2015, all proposals brought before the meeting and requiring approval were approved by the requisite vote, and the votes with respect to each proposal are set forth below.

(i)                                     The stockholders elected three directors to serve as members of the Company’s board of directors until the 2018 annual meeting of stockholders.  The stockholders present in person or by proxy cast the following numbers of votes in connection with the election of directors, resulting in the election of all director nominees:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
David M. Pernock	12,658,838	39,544	1,746,028
Michael Graves	11,366,545	1,331,837	1,746,028
Alain Schreiber, M.D.	11,617,298	1,081,084	1,746,028

(ii)                                  The stockholders ratified the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for 2015.  There were 14,430,441 votes cast for the proposal; 11,484 votes were cast against the proposal; 2,485 votes abstained; and there were no broker non-votes.

(iii)                               The stockholders adopted an amendment to the Company’s 2014 Equity Incentive Plan to, among other things, (i) increase the number of shares of our common stock authorized for issuance thereunder by 500,000 shares, (ii) increase the annual automatic share reserve increase under the Plan from 4% to 6%, (iii) revise the timing of the annual automatic share reserve increase to align with the change to our fiscal year end, and (iv) approve the award limits and other terms applicable to awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.  There were 9,006,519 votes cast for the proposal; 3,690,396 votes were cast against the proposal; 1,467 votes abstained; and there were 1,746,028 broker non-votes.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description
10.1	Eagle Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as amended
10.2	Eagle Pharmaceuticals, Inc. Officer Severance Benefit Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eagle Pharmaceuticals, Inc.

Dated: August 10, 2015	By:	/s/ Scott Tarriff
Scott Tarriff
President and Chief Executive Officer

Exhibit Index

Exhibit	Description
10.1	Eagle Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as amended
10.2	Eagle Pharmaceuticals, Inc. Officer Severance Benefit Plan